EXHIBIT 10.14

EXECUTIVE MANAGEMENT INCENTIVE PLAN

(Effective January 1, 2002)

Section 1.    Purpose.

The purpose of the Executive Management Incentive Plan (the “Plan”) is to advance the interest of Coca-Cola Enterprises Inc. (the “Company”) by providing senior officers of the Company with incentive to assist the Company in meeting and exceeding its business goals.

Section 2.    Administration.

The Plan shall be administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

Subject to the Certificate of Incorporation, the Bylaws and applicable law, in addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

Section 3.    Eligibility.

Cash awards (“Awards”) may be made under this Plan to persons who are senior officers of the Company and its Subsidiaries (“Participants”).

“Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital during any Performance Period.

Section 4.    Performance Goal Criteria.

For each calendar year for which the Committee determines an Award will be made (the “Performance Period”), the Committee shall establish a “Total Performance Goal,” which consists of the attainment of (1) specific targets for the Company’s actual operating income, as compared to its budgeted operating income, (2) specific targets in the Company’s sales volume budget and (3) specific targets in the Company’s capital expenditures, as compared to its capital expenditure budget. All targets shall be preestablished in accordance with Section 162(m) of the Internal Revenue Code and regulations thereunder.

For purposes of this Plan, “operating income” and “capital expenditures” are determined in the same manner as set forth in the Company’s audited financial statements for the Performance Period, normalized for acquisitions, divestitures and other significant financial events, and “sales volume” is the amount of the Company’s product sold, measured in physical cases.

Section 5.    Calculation of Awards.

The Committee shall establish Award levels, described as percentages by which a Participant’s annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified targets described in Section 4. No Award under the Plan shall exceed 250% percent of a Participant’s annual base salary. An Award paid to a Participant shall be calculated using the annual base salary in effect on December 31 of the year for which the Award is made. Notwithstanding the preceding sentence, the annual base salary used to calculate an Award paid to a Participant (under this Section 5 or Section 6) may not exceed such Participant’s annual base salary in effect on January 1 of any Performance Period for which the Award is made, increased by 10%.

Section 6.    Prorated Awards.

(i)    A person hired or promoted into a position identified in Section 3 (“Eligible Position”) during a Performance Period shall receive a prorated Award for the period of time the person was employed in an Eligible Position, using the Participant’s base salary in effect on December 31 of the Performance Period for which the Award is made.

(ii)    A Participant who is transferred from one Eligible Position to another Eligible Position during a Performance Period shall receive an Award that is prorated for the period of time the Participant was employed within each Eligible Position, using the Participant’s annual base salary in effect on December 31 of the Performance Period for which the Award is made.

(iii)    A Participant who is not employed in an Eligible Position on the last day of the Performance Period due to the Participant’s transfer to a position with the Company or a Subsidiary that is not an Eligible Position shall receive an Award that is prorated for the period of time the Participant was employed in an Eligible Position, using the Participant’s annual salary on the last day that the Participant is employed in that Eligible Position.

(iv)    A Participant whose employment with the Company or any Subsidiary terminates prior to the last day of the Performance Period shall not receive any Award under the Plan unless the reason for such termination was the Participant’s death, disability, or retirement. In the event a Participant terminates on account of such circumstances, the Participant shall receive a prorated Award determined as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan as of the date of such termination.

(v)    For purposes of this Section 6:

(a)    “Retirement” means a Participant’s voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company’s defined benefit plan covering the majority of its non-bargaining employees in the United States.

(b)    “Disability” shall be determined according to the definition of “total and permanent disability,” in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan or such plan does not define “disability,” “disability” shall mean the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Committee, is expected to have a duration of not less than one year.

(c)    “Employed” means active employment during which the Participant is performing services to the Company or a Subsidiary, except that a Participant will be considered employed during approved military leave, disability leave (for no more than six months), personal leave (for no more than three months) and leave under the Family and Medical Leave Act.

(d)    “Prorated” means the determination of the amount of an Award for partial participation in a particular Eligible Position, which amount is determined according to the nearest whole number of months in which a Participant was employed in the relevant Eligible Position(s) during the Performance Period for which the Award is made.

(e)    For purposes of this Section 6, a Participant’s employment with the Company or any Subsidiary will be deemed not to be a termination of employment if the Participant’s reason for termination is due to immediate employment with any other Subsidiary or any Related Company; however, in such event, the Participant shall receive a prorated Award as if the Participant transferred to a position that is not eligible for participation under the Plan. The term “Related Company” shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 20% or more of the voting stock or capital if (i) such company is a party to an active reciprocity agreement with the Company and (ii) the Company has assented to the Participant’s subsequent employment.

Section 7.    Discretion of the Compensation Committee.

All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant that would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

Section 8.    Committee Certification.

Prior to payment of an Award, the Committee shall certify in writing that the performance targets in Section 4 have, in fact, been satisfied.

Section 9.    Amendments, Modification and Termination of the Plan.

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan. Any such action may be taken without the approval of the shareowners unless the Committee determines that the approval of shareowners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Section 10.    Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.